Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 5, 2004)           Registration No. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                  $350,000,000

              2.50% Convertible Senior Subordinated Notes due 2024
                                      and
          Shares of Common Stock Issuable Upon Conversion of the Notes

                                ______________

         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004, November 4, 2004, November 10, 2004, December 13, 2004, January 11, 2005, February 7, 2005, March 18, 2005 and April 20, 2005 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         Effective December 15, 2004, as permitted by the indenture governing the notes, we made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                                                  Percentage      Number of
                                                  Aggregate      of Aggregate     Shares of     Percentage
                                                  Principal       Principal        Common       of Common
                                                  Amount of        Amount          Stock          Stock
                                                Notes That May    of Notes       That May Be    Outstanding
Name of Selling Securityholder                     Be Sold       Outstanding       Sold(1)          (1)
-------------------------------------------------------------------------------------------------------------
Boilermakers-Blacksmith Pension Trust(2)......     3,750,000         1.07%              (1)           (1)
Citadel Credit Trading Ltd.(3)(4).............             0             *              (1)           (1)
Citadel Equity Fund Ltd.(4)(5)................    10,850,000         3.10%              (1)           (1)
Delta Airlines Master Trust(6)................     1,660,000         0.47%              (1)           (1)
Duke Endowment................................       350,000         0.10%              (1)           (1)


_____________________

*        Represents less than 0.1%

(1) As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, on conversion, each holder will receive (A) a cash amount equal to the aggregate principal amount of the notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture). The initial conversion rate of the notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment as described in the prospectus and the indenture.

(2) Includes $2,100,000 aggregate principal amount of notes previously reflected in the prospectus dated October 5, 2004, plus an additional $1,650,000 aggregate principal amount of notes acquired pursuant to Rule 144A of the Securities Act subsequent to September 29, 2004, the last date information was provided to us for inclusion in such prospectus by the selling securityholders named therein.

(3) Amount reflects $868,000 aggregate principal amount of notes previously reflected in the prospectus supplement dated March 18, 2005, less $868,000 aggregate principal amount of notes sold by such securityholder subsequent to the date thereof pursuant to Rule 144A of the Securities Act.

(4) Selling securityholder has identified itself as an affiliate of a broker-dealer. Such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(5) Includes $9,982,000 aggregate principal amount of notes previously reflected in the prospectus supplement dated March 18, 2005, plus an additional $868,000 aggregate principal amount of notes acquired subsequent to the date thereof pursuant to Rule 144A of the Securities Act.

(6) Includes $1,260,000 aggregate principal amount of notes previously reflected in the prospectus dated October 5, 2004, plus an additional $400,000 aggregate principal amount of notes acquired pursuant to Rule 144A of the Securities Act, subsequent to September 29, 2004, the last date information was provided to us for inclusion in such prospectus by the selling securityholders named therein.


         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 13.
                                ______________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ______________

             The date of this prospectus supplement is May 24, 2005




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